Exhibit 10.22

AKOYA BIOSCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted October 2, 2024

Position	Annual Retainer
Board Membership	$40,000
Non-Executive Chair of the Board	$40,000
Chair of Audit Committee	$20,000
Chair of the Compensation Committee	$15,000
Chair of the Innovation and Technology Committee	$15,000
Chair of the Corporate Governance and Nominating Committee	$10,000
Audit Committee Members other than Chair	$10,000
Compensation Committee Members other than Chair	$7,500
Innovation and Technology Committee Members other than Chair	$7,500
Nominating and Corporate Governance Committee Members other than Chair	$5,000

Upon joining the Board, non-employee directors will receive an initial grant of options to purchase shares of our common stock with a value of $255,000; provided that the number of shares of our common stock underlying any such grant of options shall not exceed 75,000. These stock option awards have an exercise price per share equal to the fair market value on the grant date with such awards vesting in three equal annual installments.

Upon appointment, the non-Executive Chair of the Board will receive a grant of options to purchase shares of our common stock with a value of $80,000. These stock option awards have an exercise price per share equal to the fair market value on the grant date with such awards vesting in four equal quarterly installments, the first installment of which shall vest on the first day of the calendar quarter immediately following the calendar quarter in which the grant date occurs.

Following each annual meeting of the stockholders, non-employee directors will receive a grant of options to purchase shares of our common stock with a value of $170,000; provided that the number of shares of our common stock underlying any such grant of options shall not exceed 50,000. These stock option awards have an exercise price per share equal to the fair market value on the grant date with such awards vesting on the earlier of the anniversary of the grant date or the next annual meeting of stockholders.